Exhibit 99.1

The business integration described in this press release involves securities of a foreign company. The business integration is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its with officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the business integration may purchase securities otherwise than in connection with the business integration, such as in the open market or through privately negotiated purchases. This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

November 11, 2020

To whom it may concern,

Company Name	Mitsubishi UFJ Lease & Finance Company Limited
Representative	Takahiro Yanai, President & CEO
(Code: 8593, 1st Section of Tokyo Stock Exchange and 1st Section of Nagoya Stock Exchange)

Company Name	Hitachi Capital Corporation
Representative	Seiji Kawabe, President & CEO
(Code: 8586, 1st Section of Tokyo Stock Exchange)

Notice concerning Change of Trade Name

Mitsubishi UFJ Lease & Finance Company Limited (“Mitsubishi UFJ Lease”) and Hitachi Capital Corporation (“Hitachi Capital”) hereby announce that the two companies resolved and agreed, at their respective board of directors meetings held today, to change the trade name of a new company (the “New Integrated Company”) after their business integration (the “Business Integration”) through the merger of the two companies (the “Merger”), as follows.

The Business Integration is planned to be implemented and become effective on April 1, 2021, upon the approval to be granted at each of the extraordinary meetings of shareholders of the two companies planned to be held in late February, 2021. The implementation of the Business Integration is premised on the receipt of necessary authorizations and approvals from relevant domestic and overseas authorities, as well as other approvals necessary for the Merger.

1. Reasons for the Change

As announced in the press release titled “Notice concerning Conclusion of Agreement on Business Integration through Merger between Mitsubishi UFJ Lease and Hitachi Capital” dated September 24, 2020, Mitsubishi UFJ Lease and Hitachi Capital will implement the Business Integration in the form of an absorption-type merger in which Mitsubishi UFJ Lease will be the surviving company, and Hitachi Capital will be the merged company, upon the approval to be granted at each of the extraordinary meetings of shareholders of the two companies planned to be held in late February, 2021.

In this process, the two companies have discussed the trade name of the New Integrated Company and resolved and agreed at their respective board of directors meetings held today, to change the trade name of the New Integrated Company as follows. A proposal pertaining to the planned amendments to the articles of incorporation of Mitsubishi UFJ Lease that is necessary in association with the change of the trade name is scheduled to be approved at the extraordinary meeting of shareholders of Mitsubishi UFJ Lease planned to be held in late February, 2021. The change of the trade name of the New Integrated Company is on condition that the amendments to the articles of incorporation are approved at such extraordinary meeting of shareholders and the Merger takes effect. Details of the amendments to the articles of incorporation upon the Business Integration, including the change of the trade name, will be disclosed when they are resolved at the board of directors meeting of Mitsubishi UFJ Lease.

2. New Trade Name

Mitsubishi HC Capital Kabushiki Kaisha (in English: Mitsubishi HC Capital Inc.)

Current trade names of both companies:

Mitsubishi UFJ Lease Kabushiki Kaisha (in English: Mitsubishi UFJ Lease & Finance Company Limited)

Hitachi Capital Kabushiki Kaisha (in English: Hitachi Capital Corporation)

3. Scheduled Date to Change to New Trade Name

April 1, 2021 (Effective date for the Merger)

⬛ Contact information

Mitsubishi UFJ Lease & Finance Company Limited

Corporate Communications Department

5-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-6525

TEL +81-3-6865-3002 (Main)

Hitachi Capital Corporation

Strategic Management Division, Corporate Planning Department

3-1, Nishi Shimbashi 1-chome, Minato-ku, Tokyo, 105-0003

TEL +81-3-3503-2118 (Main)

End